Exhibit 4.10

FORM OF

NON-PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Option Agreement”) is made effective as of the 27th day of January (the “Date of Grant”), between Torvec, Inc., a New York corporation (the “Company”), and _________ (the “Participant”).

R E C I T A L S:

WHEREAS, on November 3, 2010 the Company’s Board of Directors (the “Board”) approved the grant of the Option set forth herein as an inducement for the Participant to join the Board and become a director of the Company;

WHEREAS, the grant of such Option was conditioned upon the approval of the Company’s shareholders at the annual meeting of shareholders held on January 27, 2011;

WHEREAS, the Company’s shareholders did approve the grant of said Option at such annual meeting;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.     Option Grant.

(a)     The Company hereby grants to the Participant the right and option (the “Option”) to purchase ________ Shares of the $.01 par value common stock of the Company (“Optioned Shares”), on the terms and conditions herein.

(b)     The Option is intended to be a Nonqualified Stock Option and is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the accompanying Treasury Regulations under the short-term deferral exception. The Option shall be administered and interpreted in a manner that is consistent with Section 409A’s short-term deferral exception and the regulations thereunder. Notwithstanding the preceding sentence, neither the Company, nor the Board, nor the Committee, nor any person acting on behalf of any of them, shall be liable to the Participant by reason of any acceleration of income, or any tax or additional tax, asserted by reason of any failure of the Option or any portion thereof or this Option Agreement to satisfy the requirements for exemption from, or compliance with, Section 409A. Without limiting the foregoing, the Company makes no guarantees regarding the tax treatment of the Option or this Option Agreement.

(c)     Neither the Company, nor the Board, nor the Committee, nor any person acting on behalf of any of them, shall be liable to the Participant by reason of any tax asserted under Section 4999 of the Code.

2.      Option Price. The exercise price of the Optioned Shares subject to the Option shall be ninety cents ($0.90) per Share (the “Option Price”).

3.      Option Term. The term of the Option shall, commence on the Date of Grant and unless earlier terminated pursuant to Sections 4(b) and 6 below, shall continue until 5:00 p.m., est. on March 15, 2016 (the “Option Term”).

4.     Vesting of the Option and Exercise Period.

(a)     The Option shall vest in equal installments of the Optioned Shares on January 27th in each of the following calendar years set forth below (each, a “Vesting Date”) so long as the Participant has served as a director of the Company from the Date of Grant and continuing through the Vesting Date. At any time, the portion of the Option which has become vested in accordance with the terms hereof shall be called the “Vested Portion”.

Year	Vested Percentage	Vested Portion of Options Shares
2012	25%	_____
2013	25%	_____
2014	25%	_____
2015	25%	_____

(b)     The Vested Portion will be forfeited if not otherwise exercised by the Participant by March 15th following the end of the Company’s taxable year in which the Vesting Date occurs. The Company’s taxable year is a calendar year (January 1st to December 31st).

5.      Termination of Service as a Director of the Company.

(a)     Upon a termination of the Participant’s service as a director of the Company for any reason (including resignation, removal, failure to be elected as a director of the Company at any Annual Meeting of Shareholders) other than death, then any unvested portion of the Option shall immediately terminate and be forfeited without consideration and the Vested Portion shall continue to be exercisable for the earlier to occur of (i) the ninetieth (90th) day following such termination of service or (ii) the March 15th following the end of the Company’s taxable year in which the Vesting Date occurred with respect to such Vested Portion.

(b)     Upon a termination of the Participant’s service as a director of the Company due to death, then any unvested portion of the Option shall immediately terminate and be forfeited without consideration and the Vested Portion shall continue to be exercisable until March 15th following the end of the Company’s taxable year in which the Vesting Date occurred with respect to such Vested Portion.

6.      Exercise Procedures.

(a)     Notice of Exercise. To the extent exercisable, the Participant or the Participant’s legal representative may exercise the Vested Portion or any part thereof prior to the expiration of the applicable Option Term corresponding to the Vested Portion by giving written notice to the Company in the form attached hereto as Exhibit A (the “Notice of Exercise”). The Notice of Exercise shall be signed by the person exercising such Option. In the event that such Option is being exercised by the Participant’s legal representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Company) of such legal representative’s right to exercise such Option on behalf of the Participant’s estate.

(b)     Method of Exercise. The Participant or the Participant’s legal representative shall deliver to the Company at the time the Notice of Exercise is delivered, payment of the aggregate Option Price due with respect to the Optioned Shares being purchased by payment in cash, cashier’s check or certified check or other appropriate form approved by the Committee, which may include the application of a cashless exercise feature.

(c)     Issuance of Optioned Shares. Provided the Company receives a properly completed and executed Notice of Exercise and payment for the full amount of the aggregate Option Price, the Company shall promptly cause the Optioned Shares underlying the exercised Option to be issued in the name of the Person exercising the Option. Until certificates for the Optioned Shares have actually been issued and registered in such Person’s name on the books of the Company or its registrar upon the due exercise of the Option, such Person shall not have any of the rights of a shareholder with respect to the Optioned Shares being purchased. The Company shall be allowed a reasonable time following delivery of a properly executed Notice of Exercise and payment of the Option Price in which to accomplish the issuance and registration.

7.     Electronic Delivery of Documents. The Participant agrees that the Company may deliver by e-mail all documents relating to this Option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Participant also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify the Participant by e-mail.

8.     Securities Trading Policy. The Participant agrees to comply with the Company’s Securities Trading Policy when selling Optioned Shares.

9.     Adjustment of Optioned Shares. In the event of any corporate event or transaction (as described in Article 12 of the Company’s 2011 Stock Option Plan), the terms of this Option Agreement (including, without limitation, the number and kind of Optioned Shares subject to this Option Agreement and the Option Price) shall be adjusted as set forth in Article 12 of the Company’s 2011 Stock Option Plan and such Article of said Plan is hereby made a part hereof with respect to the subject of adjustments of Optioned Shares.

10.     No Right to Continued Service as Director of Company. The granting of the Option evidenced hereby and this Option Agreement shall impose no obligation on the Company or any Affiliate to continue the Participant as a director of the Company and shall not lessen or affect any right that the Company may have to remove him as a director.

11.     Securities Laws/Legend on Certificates.

(a)     The issuance and delivery of Optioned Shares shall comply with all applicable requirements of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Optioned Shares may then be listed and/or traded. If the Company deems it necessary to ensure that the issuance of Optioned Shares is not required to be registered under any applicable securities laws, the Participant shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may deem necessary to satisfy such requirements. The exercise of the Option may be temporarily suspended by the Company without liability to the Company during times when no registration statement with respect to the Optioned Shares to be acquired pursuant to the Option is currently effective, or during times when, in the reasonable opinion of the Committee, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If the Option would expire for any reason except the end of the Option Term during such a suspension, then if exercise of the Option is duly tendered before its expiration, the Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any registration statement covering resales of Optioned Shares acquired pursuant to the exercise of the Option.

(b)     The Participant will furnish to the Company a copy of each Form 4 or Form 5 filed by him pursuant to Section 16(a) of the Securities Exchange Act of 1934 and will timely file all reports required under federal securities laws with respect to the Optioned Shares he acquires pursuant to the exercise of the Option. The Participant will report all sales of Optioned Shares to the Company in writing on the form prescribed from time to time by the Company. The certificates representing the Optioned Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem reasonably advisable, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.     Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. During the Participant’s lifetime, the Option is exercisable only by the Participant.

13.     Taxation upon Exercise. The Participant agrees to report income from this Option in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. The Participant agrees that the Company may elect (but it shall not be obligated to) withhold Optioned Shares issuable upon exercise of the Option or require the Participant to pay to the Company, upon demand, when due a cash payment for the withholding for federal or state income and employment tax purposes associated with this Option.

14.     Relationship. The Option shall not be deemed to be salary or other compensation to the Participant for purposes of any pension, thrift, profit sharing, stock purchase or other employee benefit plan now maintained or hereafter adopted by the Company.

15.     Notices. Any notification required by the terms of this Option Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

16.     Entire Agreement. This Option Agreement and constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Option Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

17.     Waiver. No waiver of any breach or condition of this Option Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

18.     Successors and Assigns. The provisions of this Option Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Option Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

19.     Choice of Law. This Option Agreement shall be governed by the law of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

20.     Amendment. This Option Agreement and the Option granted hereunder may be amended at any time in accordance with Article 10 of the Company’s 2011 Stock Option Plan and such Article of said Plan is hereby made a part hereof with respect to the subject of amendments of this Agreement..

21.     Severability. The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.     Signature in Counterparts. This Option Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Option Agreement.

TORVEC, INC.
By:
Name: Tile:

Acknowledged as of the

date first written above:

PARTICIPANT:

EXHIBIT A

NOTICE OF EXERCISE

Torvec, Inc.
1999 Mt. Read Blvd., Building #3
Rochester, NY 14615
Attn:	Date of Exercise: ______________________

Gentlemen:

1. Exercise of Option. This constitutes notice to Torvec, Inc. (the “Company”) that pursuant to my Nonqualified Stock Option Agreement (the “Option Agreement”) under the Company’s 2010 Equity Incentive Plan (the “Plan”) I elect to purchase the number of Optioned Shares of Company common stock set forth below and for the price set forth below. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the stock option (the “Option”) exercised by this notice and have full power and authority to exercise the same.

Date of Grant:

Number of Optioned Shares as to which the Option is exercised:

Shares to be issued in name of:

Total exercise price:	$

Cash Exercise
Cash payment delivered herewith:	$

2.     Form of Payment. Forms of payment other than cash or its equivalent (e.g. by cashier’s check) are limited by the Plan and are permissible only to the extent approved by the compensation committee of the Board of Directors of the Company (the “Committee”) or any committee designated thereby, in its sole discretion.

3.     Delivery of Payment. With this notice, I hereby deliver to the Company the full purchase price of the Optioned Shares and any and all withholding taxes due in connection with the exercise of my Option.

4.     Rights as Shareholder. While the Company will endeavor to process this notice in a timely manner, I acknowledge that until the issuance of the shares underlying the Optioned Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of my option(s). No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the optioned stock.

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5.      Interpretation. Any dispute regarding the interpretation of this notice shall be submitted promptly by me or by the Company to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by such administrator of the Plan shall be final and binding on all parties.

6.      Governing Law; Severability. This notice is governed by the internal substantive laws but not the choice of law rules, of New York. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this notice will continue in full force and effect without said provision.

7.      Entire Agreement. The Plan and the Option Agreement under which the Optioned Shares were granted are incorporated herein by reference, and together with this notice constitute the entire agreement of the parties with respect to the subject matter hereof.

Very truly yours, ____________________________ Name: _________________(social security number)

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